Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

MASTEC, INC.

(Exact name of registrant as specified in its charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(4)

Fees to Be Paid	Equity	Common Stock	Other	1,200,000(1)(2)	$109.235(3)	$131,082,000.00	0.00014760	$19,347.70

	Total Offering Amounts					$131,082,000.00		$19,347.70

	Total Fee Offsets							—

	Net Fee Due							$19,347.70
(1)	Consist of the additional 1,200,000 shares of common stock to be offered or sold pursuant to the MasTec, Inc. Amended and Restated 2013 Incentive Compensation Plan (the “Restated 2013 ICP”).
(2)

Pursuant to Rule 416(a) under the Securities Act, the registration statement also covers an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the Restated 2013 ICP as a result of any future stock split, stock dividend or similar adjustment of the common stock of MasTec, Inc. (the “Registrant”).

(3)

Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h)(1) of the Securities Act, and based upon the average of the high and low sales price of a share of the Registrant’s common stock as reported by the New York Stock Exchange on May 29, 2024.

(4)	Calculated pursuant to Rules 457(c) and 457(h)(1) of the Securities Act, by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.00014760.